UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):   March 19, 2004

                                -----------------

                                  I-TRAX, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                   0-30275                   23-3057155
   ------------------------    ---------------------       --------------------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)

        4 Hillman Drive, Suite 130
         Chadds Ford, Pennsylvania                        19317
 ----------------------------------------           -------------------
 (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code:           (610) 459-2405


                                One Logan Square
                           130 N. 18th St., Suite 2615
                        Philadelphia, Pennsylvania 19103
              -----------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Acquisition or Disposition of Assets.

         On March 30, 2004, I-trax, Inc. filed a Current Report on Form 8-K (the "Current Report") reporting the closing on March 19, 2004 of a two-step reorganization transaction in which I-trax acquired Meridian Occupational Healthcare Associates, Inc. (doing business as CHD Meridian Healthcare), a Delaware corporation.

         I-trax amended the Current Report on June 2, 2004 to disclose (1) the financial statements of CHD Meridian Healthcare required under Item 7(a) of Form 8-K and (2) pro forma financial information required under Item 7(b) of Form 8-K by incorporating by such financial statements and pro forma financial information to Item 7 of Part II of I-trax, Inc.'s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2003, filed on June 2, 2004.

         I-trax amended the Current Report again on August 11, 2004 to disclose
(1) revised financial statements of CHD Meridian Healthcare required under Item 7(a) of Form 8-K and (2) revised and updated pro forma financial information required under Item 7(b) of Form 8-K.

         I-trax is filing this amendment to the Current Report to disclose (1) further revised financial statements of CHD Meridian Healthcare required under
Item 7(a) of Form 8-K and (2) further revised and updated pro forma financial information required under Item 7(b) of Form 8-K. The further revised financial statements of CHD Meridian Healthcare reflect an accounting change as a result of which all pharmaceutical pass-through contracts of CHD Meridian Healthcare are reported on a net basis and pharmaceutical performance incentives, previously recorded as reductions of operating expense, are reclassifed to revenue. The further revised and updated pro forma financial information reflects a corresponding change.

Item 9.01         Financial Statements and Exhibits.

(a) Financial statements of business acquired.

         The consolidated financial statements of Meridian Healthcare Associates, Inc. and subsidiaries (d/b/a CHD Meridian Healthcare) for the years ended December 31, 2003, 2002 and 2001.

(b) Pro forma financial information.

         The unaudited combined condensed balance sheet of I-trax and CHD Meridian Healthcare on a pro forma basis as if the merger had been consummated on December 31, 2003 and the unaudited combined condensed statements of operations on a pro forma basis as if the merger had been consummated on January 1, 2002.

(c) Exhibits.

         Exhibit 23.       Consent of Ernst & Young LLP.

                                   SIGNATURES

         Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            I-TRAX, INC.



Date:  November 10, 2004                    By:   /s/ Frank A. Martin
                                                  ----------------------------
                                            Name:   Frank A. Martin
                                            Title:     Chief Executive Officer

Consolidated Financial Statements

Meridian Occupational Healthcare Associates, Inc. and Subsidiaries
(d/b/a CHD Meridian Healthcare)
Years ended December 31, 2003, 2002 and 2001 with Report Independent Registered Public Accounting Firm

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

                        Consolidated Financial Statements

                  Years ended December 31, 2003, 2002 and 2001


                                    Contents

Report of Independent Registered Public Accounting Firm......................3

Consolidated Financial Statements

Consolidated Balance Sheets..................................................4
Consolidated Statements of Operations........................................5
Consolidated Statements of Stockholders' Equity..............................5
Consolidated Statements of Cash Flows........................................7
Notes to Consolidated Financial Statements...................................8

             Report of Independent Registered Public Accounting Firm


The Board of Directors
CHD Meridian Healthcare

We have audited the accompanying consolidated balance sheets of Meridian Occupational Healthcare Associates, Inc. and subsidiaries (d/b/a CHD Meridian Healthcare), a Delaware corporation, as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meridian Occupational Healthcare Associates, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

As discussed in Note 4, effective January 1, 2001, the Company changed its method of accounting for discontinued operations.


Ernst & Young, LLP
Nashville, Tennessee
February 24, 2004, except for Note 14, the date of which is November 8, 2004

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

                           Consolidated Balance Sheets
                        (in thousands, except share data)

                                                                                           December 31
                                                                                      2003             2002
                                                                                -----------------------------------
 Assets
 Current assets:
    Cash and cash equivalents                                                       $   11,299       $    7,621
    Accounts receivable, less allowance for doubtful accounts
      of $601 and $639, at December 31, 2003 and 2002, respectively                     17,167           14,373
    Income tax receivable                                                                  153              529
    Other current assets                                                                 1,849            1,069
                                                                                -----------------------------------
 Total current assets                                                                   30,468           23,592

 Property and equipment, net                                                             2,880            3,063

 Goodwill                                                                                8,181            8,181
 Customer lists, net                                                                     7,101            7,645
 Other intangible assets, net                                                               70                -
 Other long-term assets                                                                     36               36
                                                                                -----------------------------------
 Total assets                                                                       $   48,736       $   42,517
                                                                                ===================================

 Liabilities and stockholders' equity
 Current liabilities:
    Accounts payable                                                                $    5,955       $    5,796
    Accrued employee benefits                                                            4,088            3,496
    Deferred revenue                                                                       951            1,644
    Net liabilities of discontinued operations                                           1,299            1,299
    Other accrued liabilities                                                            6,287            4,066
                                                                                -----------------------------------
 Total current liabilities                                                              18,580           16,301

 Other long-term liabilities                                                             2,548            2,896

 Stockholders' equity:
    Preferred stock, no par value, authorized 153,500 shares, no shares
      issued and outstanding at December 31, 2003 and 2002                                   -                -
    Common stock, $0.001 par value; authorized 250,000 shares, 220,015 shares issued and outstanding at December 31, 2003, and 208,415 shares
      issued and outstanding at December 31, 2002                                            -                -
    Additional paid-in capital                                                          68,605           66,944
    Notes due from stockholders                                                         (1,682)               -
          Accumulated deficit                                                          (39,315)         (43,624)
                                                                                -----------------------------------
 Total stockholders' equity                                                             27,608           23,320
                                                                                -----------------------------------
 Total liabilities and stockholders' equity                                         $   48,736       $   42,517
                                                                                ===================================



See accompanying notes to consolidated financial statements.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

                      Consolidated Statements of Operations
                                 (in thousands)


                                                                              Year ended December 31
                                                                     2003             2002              2001
                                                               -----------------------------------------------------
 Net revenues (restated)                                         $    93,994      $     88,313      $     86,280

 Costs and expenses:
     Operating expenses (restated)                                    72,967            70,047            68,819
     General and administrative expenses                              15,005            14,275            14,057
     Depreciation and amortization                                     1,461             1,854             2,117
                                                               -----------------------------------------------------
 Total costs and expenses (restated)                                  89,433            86,176            84,993
                                                               -----------------------------------------------------

 Operating income                                                      4,561             2,137             1,287

 Other (income) expense:
     Interest, net                                                       (87)             (124)              255
                                                               -----------------------------------------------------
 Total other (income) expense                                            (87)             (124)              255
                                                               -----------------------------------------------------

 Income from continuing operations before income taxes                 4,648             2,261             1,032

 Provision for income taxes                                              339               337               139
                                                               -----------------------------------------------------

 Income from continuing operations                                     4,309             1,924               893

 Gain on discontinued operations, net of income taxes of $80               -                 -               527
 Loss on disposal of discontinued operations, net of income
     tax benefit of $506                                                   -                 -            (3,128)
                                                               -----------------------------------------------------
 Net income (loss)                                               $     4,309      $      1,924      $     (1,708)
                                                               =====================================================


See accompanying notes to consolidated financial statements.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

                 Consolidated Statements of Stockholders' Equity
                        (in thousands, except share data)



                                 Common Stock        Preferred Stock      Notes due       Additional                      Total
                                 ------------        ---------------         from          Paid-in       Accumulated   Stockholders'
                               Shares     Amount    Shares     Amount    Stockholders      Capital        Deficit         Equity
                              -----------------------------------------------------------------------------------------------------
Balance at December 31, 2000   208,415    $  -         -       $  -       $       -        $ 66,944     $  (43,840)      $ 23,104
Net loss                             -       -         -          -               -               -         (1,708)        (1,708)
                              -----------------------------------------------------------------------------------------------------
Balance at December 31, 2001   208,415       -         -          -               -          66,944        (45,548)        21,396
Net income                           -       -         -          -               -               -          1,924          1,924
                              -----------------------------------------------------------------------------------------------------
Balance at December 31, 2002   208,415       -         -          -               -          66,944        (43,624)        23,320
Repurchase of common stock        (700)      -         -          -               -            (111)             -           (111)
Exercise of stock options       12,300       -         -          -          (1,682)          1,772              -             90
Net income                           -       -         -          -               -               -          4,309          4,309
                              -----------------------------------------------------------------------------------------------------
Balance at December 31, 2003   220,015    $  -         -       $  -        $ (1,682)       $ 68,605     $  (39,315)      $ 27,608
                              =====================================================================================================


See accompanying notes to consolidated financial statements.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

                      Consolidated Statements of Cash Flows
                        (in thousands, except share data)

                                                                                 Year ended December 31
                                                                         2003            2002             2001
                                                                    --------------------------------------------------
 Operating activities
 Net income from continuing operations                                  $   4,309        $ 1,924          $   893
 Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
    Depreciation and amortization                                           1,462          1,854            2,117
    Loss on disposal of fixed assets                                            -             72                -
    Changes in operating assets and liabilities, net of effects of acquisitions:
        Accounts receivable                                                (2,794)          (778)           2,955
        Other current assets                                                 (780)          (585)            (581)
        Accounts payable                                                      159            (17)            (466)
        Income taxes receivable (payable)                                     376            120             (270)
        Deferred revenue                                                     (693)          (800)           1,103
        Other accruals and liabilities                                      2,813          1,195            1,377
        Other long-term liabilities                                          (348)           171              521
                                                                    --------------------------------------------------
 Net cash provided by operating activities                                  4,504          3,156            7,649
                                                                    --------------------------------------------------

 Investing activities
 Purchase of property and equipment                                          (735)        (1,170)          (1,266)
 Proceeds from sale of fixed assets                                             -            172                -
 Increase in intangible assets                                                (70)             -                -
 Cash paid for acquisitions                                                     -              -              (43)
                                                                    --------------------------------------------------
 Net cash used in investing activities                                       (805)          (998)          (1,309)
                                                                    --------------------------------------------------

 Financing activities
 Payments under line of credit, net                                             -              -           (6,030)
 Payments on debt and capital lease obligations                                 -              -              (22)
 Issuance of common stock                                                      90              -                -
 Repurchase of common stock                                                  (111)             -                -
                                                                    --------------------------------------------------
 Net cash used in financing activities                                        (21)             -           (6,052)
                                                                    --------------------------------------------------

 Discontinued operations
 Cash flows of discontinued operations                                          -          2,308              959
                                                                    --------------------------------------------------
 Net cash provided by discontinued operations                                   -          2,308              959
                                                                    --------------------------------------------------

 Net change in cash and cash equivalents                                    3,678          4,466            1,247
 Cash and cash equivalents at beginning of year                             7,621          3,155            1,908
                                                                    --------------------------------------------------
 Cash and cash equivalents at end of year                               $  11,299       $  7,621          $ 3,155
                                                                    ==================================================

 Supplemental cash flow information:
    Cash paid for interest                                              $       -       $      -          $   350
                                                                    ==================================================
    Cash paid for income taxes                                          $     339       $    217          $ 1,392
                                                                    ==================================================


See accompanying notes to consolidated financial statements.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

                   Notes to Consolidated Financial Statements

                                December 31, 2003

1. Reporting Entity and Principles of Consolidation

Reporting Entity

Effective January 1, 2000, Meridian Occupational Healthcare Associates, Inc. ("Meridian") acquired Corporate Health Dimensions, based in Latham, New York. In conjunction with the acquisition, Meridian began doing business as CHD Meridian Healthcare ("CHD Meridian"), also referred to herein as the "Company".

CHD Meridian Healthcare is the nation's largest provider of outsourced health care services to the employer-sponsored market. The Company's model allows employers to contract directly for a wide range of health care services on behalf of employees, dependents, and retirees that are delivered through facilities located at or near the work site. CHD Meridian develops and manages custom designed facilities that address the pharmacy, primary care, occupational health, and corporate health demands of its clients. CHD Meridian currently provides employer-sponsored services to 90 clients at 160 locations in 31 states.

Physician services are provided at CHD Meridian's locations under management agreements with affiliated physician associations (the Physician Groups), which are organized professional corporations that hire licensed physicians who provide medical services.

Pursuant to the service agreements, the Physician Groups provide all medical aspects of CHD Meridian's services, including the development of professional standards, policies, and procedures for a fee. CHD Meridian provides a wide array of business services to the Physician Group, including administrative services, support personnel, facilities, marketing, and non-medical services in exchange for a management fee.

Principles of Consolidation

The consolidated financial statements include accounts of Meridian Occupational Healthcare Associates, Inc., its wholly owned subsidiaries, and the Physician Groups. The financial statements of the Physician Groups are consolidated with CHD Meridian in accordance with the nominee shareholder model of EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements". CHD Meridian has unilateral control over the assets and operations of the Physician Groups. Consolidation of the Physician Groups with CHD Meridian is necessary to present fairly the financial position and results of operations of CHD Meridian.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)

1. Reporting Entity and Principles of Consolidation (continued)

Principles of Consolidation (continued)

Control of the Physician Groups is perpetual and other than temporary because of the nominee shareholder model and the management agreements between the entities. The net tangible assets of the Physician Groups were not material at December 31, 2003 and 2002. All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Revenue Recognition and Accounts Receivable

The Company generates revenue from contractual client obligations for occupational health, primary care, pharmacy and corporate health services rendered on either a fixed fee or a cost-plus arrangement. For fixed fee contracts, revenues are recorded on a straight-line basis as services are rendered. For cost-plus contracts, revenues are recorded as costs are incurred with the management fee component recorded as earned based upon the method of calculation stipulated in the client contracts.

Revenue is recorded at estimated net amounts to be received from employers for services rendered. The allowance for doubtful accounts represents management's estimate of potential credit issues associated with amounts due from employers.

The Company records pass-through pharmaceutical purchases on a net basis in compliance with EITF Issue No. 99-19, Reporting Gross Revenue as a Principal vs. Net as an Agent. Under the Company's pharmacy arrangements, the Company provides pharmaceuticals to a client as a component of its pharmacy agreement, which typically requires the Company to staff and operate a pharmacy for the sole benefit of the client's employees and, in certain instances, dependents and retirees. The substance of the Company's pharmacy agreement in relation to pharmaceutical purchases demonstrates an agent-like arrangement and points to net reporting. The Company's agreements stipulate that the Company must be reimbursed upon purchasing pharmaceuticals, and not upon dispensing, thus limiting inventory risk. The Company also prices pharmaceuticals on a pass-through basis and mitigates credit risk through structured payment terms with its clients. Consequently, the Company does not have unmitigated credit risk.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

The table below shows the amounts of pass through pharmaceutical purchases by period presented.

          Year Ended                Year Ended               Year Ended
       December 31, 2003         December 31, 2002        December 31, 2001
     -------------------------------------------------------------------------
          $86,253,912               $82,672,315              $73,164,625

Cash received by the Company prior to the performance of services is reflected as deferred revenue on the balance sheet.

The Company does not utilize capitated arrangements in any contracts under which it provides services.

Pharmaceutical Manufacturer Rebates

All rebates received by the Company from pharmaceutical manufacturers are passed directly through to the Company's clients. Rebates received from manufacturers but not yet remitted to clients are reflected as liabilities on the balance sheet. The Company records volume based performance incentives from the wholesale distributor as revenue.

Concentration of Credit Risks

The Company's credit risks primarily relate to cash and cash equivalents and accounts receivable. Cash and cash equivalents are primarily held in bank accounts, whose balances may exceed federally-insured limits from time-to-time. Accounts receivable consist primarily of amounts due from corporate customers. The Company continually reviews collectibility of its accounts receivable and maintains allowances for doubtful accounts.

The Company had one customer in 2003, 2002 and 2001 that accounted for 12%, 12% and 7% of total revenue, respectively.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

                                            Years
                                           ----------------------------
Furniture and equipment                    5-7
Leasehold improvements                     Remaining life of the lease

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over fair value of net tangible assets acquired. Through December 31, 2001, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally forty years. In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("Statement 142"). Effective January 1, 2002, the amortization of all goodwill was discontinued upon the adoption of Statement
142. This statement prohibits the amortization of goodwill and other indefinite lived intangible assets over a set period, rather these assets must be tested for impairment at least annually using a fair value method. The Company performed a transitional goodwill impairment test, noting no impairment. Impairment is measured at the reporting unit level using a discounted cash flows model to determine the fair value of the reporting units.

The Company will perform a goodwill impairment test whenever events or changes in facts or circumstances indicate that impairment may exist, or at least annually during the fourth quarter each year.

Other intangible assets represent customer lists, which are amortized on a straight-line basis over the expected periods to be benefited, generally 16 years. The Company evaluates impairment of its customer lists through SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("Statement 144"), as discussed below.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company adopted Statement 144 on September 1, 2001. Statement 144 supersedes Statement 121 and addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of.

Management evaluates the carrying value of long-lived assets, including property and equipment in accordance with Statement 144. Statement 144 requires that companies consider whether events or changes in facts and circumstances, both internally and externally, may indicate that an impairment of long-lived assets held for use is present. If this review indicates that such long-lived assets will not be recoverable based on undiscounted cash flows of the related assets, the Company would record an impairment charge, representing the difference between carrying value and fair value (generally determined based on discounted cash flows). Other than as described in Note 4, management has determined that there was no impairment of long-lived assets at December 31, 2003 and 2002.

Stock Option Plan

The Company, from time to time, grants stock options for a fixed number of common shares to employees and directors. The Company applies the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25") "Accounting for Stock Issued to Employees," and related interpretations in accounting for its options. As such, compensation expense would generally be recorded on the date of grant only if the then current market price of the underlying stock exceeded the exercise price.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Estimated Medical Professional Liability Claims

The Company is insured for medical professional liability claims on a claims-made basis through commercial insurance policies. It is the Company's policy that provision for estimated medical professional liability costs be made for asserted and unasserted claims based on actuarially projected estimates, based on historical loss payment patterns. Provision for such professional liability claims includes estimates of the ultimate costs of such claims. The Company evaluates the financial condition of its insurers and reinsurers and monitors its credit risk related to insolvencies. At December 31, 2003, certain of the Company's policy years were insured by two companies who are either insolvent or under regulatory supervision. The Company's provision for losses from professional liability claims assumes these policy years to be self-insured. The Company's estimated liability for its self-insured retention related to medical professional claims was $3,253,784 and $3,098,000 at December 31, 2003 and 2002, respectively.

Disclosure About Fair Value of Financial Instruments

The fair value of the Company's cash and cash equivalents, accounts receivable, other current assets, accounts payable, and accrued expenses approximate carrying amounts because of the short maturity of those instruments.

The fair value of the Company's debt instruments is estimated based on the current rates offered to the Company for similar instruments of the same maturities and approximates the carrying amounts.

Reclassifications

Certain prior year balances have been reclassified to conform with the current year presentation. Such reclassifications had no effect on the net results of operations as previously reported.

Business Segment

The Company operates in a single reportable business segment.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


2. Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46") to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 changes that guidance by requiring a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities, or is entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosure about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest.

On December 24, 2003, the FASB issued a revision of FIN 46 that replaced the original interpretation and codified proposed modifications and other decisions previously issued through certain FASB Staff Positions including the deferral of the effective date of applying FIN 46 to certain variable interests. The revised FIN 46 requires the Company to apply the provisions of FIN 46 immediately to any special purpose entities and to any variable interest entities created after January 31, 2003. Application of the provisions will be required for all other variable interest entities in financial statements for periods ending after March 15, 2004. The adoption of FIN 46 had no impact on the financial position or operating results of the Company.

3.  Business Combinations

On December 26, 2003, the Company signed a definitive merger agreement with I-trax, Inc. (Amex: DMX), a Philadelphia, Pennsylvania, based health management solutions company. The transaction is valued at approximately $80 million based on the closing share price of I-trax common stock on Friday, December 26, 2003.

Under the terms of the agreement, I-trax will acquire all of the outstanding shares of CHD Meridian in exchange for $35 million in cash, 10 million shares of I-trax common stock and $10 million of I-trax Series A preferred stock. CHD Meridian stockholders could receive an additional 4 million shares of I-trax common stock ("earn out shares") depending upon the operating results of CHD Meridian for calendar year 2004. Subsequent to closing, CHD Meridian will operate as a wholly-owned subsidiary of I-trax. The transaction is expected to close by April 30, 2004, but is subject to gaining stockholders' approval from both companies, obtaining certain regulatory approvals and satisfying other material conditions.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


3.  Business Combinations (continued)

The merger will create one of the largest providers of integrated corporate healthcare management solutions in the U.S. The merged company will offer employers an opportunity not only to manage the healthcare of employees who use on-site facilities, but also to provide an integrated, comprehensive health management program for a customer's entire employee base.

The merged company will offer customers a single vendor for primary care, pharmacy, occupational health, as well as disease management and health interventions. These solutions help to increase productivity, reduce absenteeism, and improve health status of both active employees and retirees and reduce overall healthcare costs.

4. Discontinued Operations

During 2001, the Company was notified of the cancellation of two government contracts, located in Fairfax, VA and Woodbridge, VA. The cancellation of these contracts met the requisite requirements to be accounted for as discontinued operations under Statement 144 because of the distinct financial information of the component entities that was available and reviewed by management. In accordance with Statement 144, the gain on discontinued operations of these two contracts of $607,000 for the year ended December 31, 2001 was reclassified and reflected separately in the accompanying Consolidated Statements of Operations. In accordance with Statement 144, the Company recorded a loss on disposal of the discontinued operations of $3,716,000 for the year ended December 31, 2001, which consisted predominantly of the write-down of the equipment and intangible assets. Any remaining gains or losses on the discontinued operations will be recorded in the period incurred, in accordance with the requirements of Statement 144. At December 31, 2003 and 2002, the net liabilities of discontinued operations consisted of contract staffing accruals of $1,299,000. The contract staffing accruals represent management's estimate of the Company's obligations related to the government's right to audit the contract terms and conditions.

The Company divested of its 11 freestanding occupational healthcare clinics located in Northern California (California Operations) during 1998. The sale of the California Operations was accounted for as discontinued operations in the accompanying consolidated financial statements. During 2001, a final lease expired, resulting in a gain on disposal of discontinued operations of $82,000. There was no impact to the financial statements related to the California Operations during 2003 or 2002.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


5. Property and Equipment

Property and equipment consist of the following (in thousands):

                                                    December 31
                                              2003               2002
                                        -------------------------------------

 Furniture and equipment                   $     6,823        $     6,089
 Leasehold improvements                            181                180
                                        -------------------------------------
                                                 7,004              6,269
 Less accumulated depreciation                  (4,124)            (3,206)
                                        -------------------------------------
                                           $     2,880        $     3,063
                                        =====================================

Depreciation expense was $918,000, $1,105,000 and $1,083,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

6. Goodwill and Other Intangible Assets

In accordance with Statement 142, the Company discontinued the amortization of goodwill effective January 1, 2002. A reconciliation of previously reported net income (loss) to the pro forma amounts adjusted for the exclusion of goodwill amortization net of the related income tax effect follows (in thousands):


                                                   Year ended December 31
                                           2003          2002          2001
                                         ---------------------------------------

Reported net income (loss)                $  4,309     $  1,924     $  (1,708)
Add:  goodwill amortization                      -            -           200
                                         ---------------------------------------
Pro forma adjusted net income (loss)      $  4,309     $  1,924     $  (1,508)
                                         =======================================

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


6. Goodwill and Other Intangible Assets (continued)

The Company's separately identifiable intangible assets, which consists of customer lists and non-compete agreements, are as follows (in thousands):

                                                December 31
                                           2003              2002
                                      ----------------- ----------------

Amortized intangible assets:
Carrying amount                         $   10,761         $   10,691
Accumulated amortization                    (3,590)            (3,046)
                                      ----------------- ----------------
Net                                     $    7,171         $    7,645
                                      ================= ================

Amortization expense for the year ended December 31, 2003 was $544,000. Estimated amortization expense for each of the succeeding five fiscal years is as follows:

Year ending December 31
    2004                                           610,000
    2005                                           610,000
    2006                                           610,000
    2007                                           610,000
    2008                                           610,000

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


7. Long-Term Debt

Effective May 15, 2000, the Company obtained a permanent $7.5 million credit facility from Bank of America, which expired on November 15, 2002. Effective November 15, 2002, the Company amended the permanent $7.5 million credit facility from Bank of America. The permanent credit facility was reduced to $6.5 million and extended to November 15, 2005. The credit facility has a $3.25 million letter of credit portion with the remainder being a term loan revolver.

The credit facility is secured by substantially all of the Company's assets. At no time may the borrowings on the credit facility exceed 75% of the Company's assets. Borrowings, at the Company's election, may be either base rate loans or LIBOR loans. Base rate loans bear interest at the federal funds rate plus 5% per annum. The LIBOR loans bear interest at the LIBOR rate plus a range of 1.5% to 3.0% based on the Company's leverage ratio. At December 31, 2003 and 2002, the Company had no debt outstanding on the term loan.

The credit facility includes certain financial covenants customary for the amount and duration of this commitment. The Company was in compliance with all such covenants at December 31, 2003.

A letter of credit of $2 million has been issued for the benefit of The Lexington Group, the Company's medical malpractice carrier. An additional $1.0 million letter of credit has been issued for the benefit of the Commissioner of Insurance, State of Vermont for a Risk Retention Group to be formed and licensed in 2004 for the Company's professional and general liability insurance.

8. Income Taxes

Income tax expense is comprised of the following for the years ended December
31:

                                   2003              2002               2001
                             ------------------ ---------------- -------------------
   Current:
     Federal                    $     278            $      -         $   (128)
     State                            339                 337              267
   Deferred- federal                 (278)                  -                -
                             ------------------ ---------------- -------------------
     Income tax expense         $     339            $    337         $    139
                             ================== ================ ===================

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


8. Income Taxes

During the year ended December 31, 2001 and all years prior to December 31, 2000, the Company generated net operating loss (NOL) carryforwards for federal and state income tax purposes. The NOL carryforwards are applicable to both discontinued and continuing operations. As a result of each period's loss and existing NOL carryforwards, the Company recorded a provision for current federal income tax during the year ended December 31, 2003 only. No provision for current federal income taxes was recorded for 2002 or 2001. At December 31, 2003 and 2002, the Company has a cumulative NOL carryforward for federal income tax purposes of $14.4 million and $18.2 million, respectively, which expires between 2011 and 2021. At December 31, 2003 and 2002, the Company has cumulative NOL carryforwards for state income tax purposes of $29.7 million and $33.7 million, respectively, which expire between 2006 and 2021. For financial reporting purposes, a valuation allowance has been recorded against the deferred tax assets related to these carryforwards.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the company's deferred tax assets and liabilities for continuing and discontinued operations are as follows:

                                               2003                2002
                                        ------------------- -------------------

Deferred tax assets:
    Net operating loss carryforwards     $      6,563        $        7,880
    Allowance for doubtful accounts               234                   249
    Accrued expenses                            1,913                 1,712
    Amortization                                1,282                 1,387
    Other                                         450                   331
                                        ------------------- -------------------
Total gross deferred tax assets                10,442                11,559
    Less:  Valuation allowance                 (9,548)              (11,248)
                                        ------------------- -------------------
Total deferred tax assets                         894                   311
Deferred tax liability:
    Depreciation                                 (616)                 (311)
                                        ------------------- -------------------
Net deferred tax asset                   $        278        $            -
                                        =================== ===================

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


8. Income Taxes (continued)

The provision for income taxes for continuing operations for the years ended December 31, 2003, 2002 and 2001 differs from the amount computed by applying the statutory rate of 34% due to the following:

                                         2003           2002         2001
                                   -------------------------------------------

Tax at federal statutory rate        $    1,611       $    769     $    351
State income taxes                          231            223          176
Nondeductible amortization                  171            225          309
Other                                        26             23          129
Change in valuation allowance            (1,700)          (903)        (826)
                                   -------------------------------------------
Income tax provision                 $      339       $    337     $    139
                                   ===========================================

During 2001, the valuation allowance changed by approximately $1.2 million for the tax effect of discontinued operations.

9. Stockholders' Equity

Capital Stock

The Company has 93,500 authorized shares of Series A preferred stock and 60,000 authorized shares of Series B preferred stock. Through December 31, 2003, the Company has not issued any of the preferred series stock.

Stock Option Plan

The Company's 1997 Stock Incentive Plan (the "Plan") provides for qualified and non-qualified incentive stock option grants that may be granted to key employees as designated by the Board of Directors. The options are exercisable commencing on dates specified in the option agreements and generally vest ratably over a four-year period. The options expire at the earlier of ten years from the date of grant or three months after the termination of the holder's employment with the Company.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


9. Stockholders' Equity (continued)

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("Statement 148"), which amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Statement 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and amends the disclosure requirements of Statement 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Statement 148 is effective for financial statements issued for fiscal years ending after December 15, 2002. The Company has elected to account for stock-based compensation plans under the intrinsic value-based method of accounting prescribed by APB 25 that does not utilize the fair value method.

All options have been granted with exercise prices equal to or greater than management's estimate of the fair value of the Company's common stock on the date of grant. As a result, no compensation cost has been recognized. If the alternative method of accounting for stock option plans prescribed by Statement 123 and Statement 148 had been followed, the Company's net income (loss) would not have been materially different for the years ended December 31, 2003, 2002 and 2001, respectively.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


9. Stockholders' Equity (continued)

Stock Option Plan (continued)

The following is a summary of option transactions during 2003, 2002, and 2001:

                                        Number of Shares     Weighted Average
                                                              Exercise Price
                                      --------------------- -------------------

Outstanding at December 31, 2000               35,202               $ 111
   Granted                                      2,890                 143
   Canceled                                    (1,545)                139
   Exercised                                        -                   -
                                      --------------------- -------------------
Outstanding at December 31, 2001               36,547               $ 113
   Granted                                          -                   -
   Canceled                                      (455)                141
   Exercised                                        -                   -
                                      --------------------- -------------------
Outstanding at December 31, 2002               36,092               $ 112
   Granted                                          -                   -
   Canceled                                      (625)                143
   Exercised                                  (12,300)                137
                                      --------------------- -------------------
Outstanding at December 31, 2003               23,167              $   98
                                      ===================== ===================


Available for future grant                      1,253
                                      =====================

Exercisable at December 31, 2003               17,258              $   97
                                      ===================== ===================
Exercisable at December 31, 2002               19,301               $ 110
                                      ===================== ===================
Exercisable at December 31, 2001               11,127               $ 108
                                      ===================== ===================

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


10. Employee Benefit Plan

The Company has a defined-contribution employee benefit plan that was established under provisions of Section 401(k) of the Internal Revenue Code. Substantially all full-time regular employees of the Company are eligible to participate in the plan. Under the plan's provisions, an employee may contribute, on a tax-deferred basis, up to 15% of total cash compensation, not to exceed, within a calendar year, subject to Internal Revenue Code limitations. The Company can make matching contributions and discretionary contributions. The Company made matching contributions of $588,000, $498,000 and $565,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

11. Lease Obligations

The Company leases corporate office space, operating facilities, and equipment under various operating lease agreements. Future minimum lease payments under noncancelable operating leases as of December 31, 2003, are as follows (in thousands):

Year ending December 31
    2004                                                      $   1,294
    2005                                                            986
    2006                                                            927
    2007                                                            780
    2008                                                            651
    Thereafter                                                      574
                                                           ----------------
                                                              $   5,212
                                                           ================

Rent expense on operating leases for the years ended December 31, 2003, 2002 and 2001 was $2,589,000, $2,753,000 and $3,117,000, respectively.

12.  Related Party Transactions

In October of 2003, the Company made loans in the amount of $1.7 million to three officers of the Company for the purpose of exercising 12,300 options to purchase common stock. These recourse loans, which are due and payable at the earlier of December 31, 2006 or the acquisition or merger of the Company, carry an annual interest rate of 6%. The Company recorded approximately $90,000 of compensation expense related to these transactions. These loans are reflected as a deduction to stockholders' equity.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)

13. Commitments and Contingencies

Litigation

The Company has been named as a defendant in two lawsuits seeking refund of approximately $920,000 in payments received in the ordinary course of business from two clients that filed for protection under bankruptcy laws during 2002 and 2003. The Company believes that amounts received are rightfully the Company's property. The outcome of these lawsuits cannot be determined, but could have a material adverse impact on the Company.

The Company is also involved in certain legal actions and claims on a variety of matters related to the normal course of business. It is the opinion of management that such legal actions will not have a material effect on the results of operations or the financial position of the Company.

Healthcare Regulations

The healthcare industry is subject to numerous laws and regulations of Federal, state, and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse statutes as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

                Meridian Occupational Healthcare Associates, Inc.
                and Subsidiaries (d/b/a CHD Meridian Healthcare)

             Notes to Consolidated Financial Statements (continued)


14. Restatement

The Company reviewed its treatment of pharmaceutical ingredient revenues and expenses reported in the Company's audited financial statements for the periods ended December 31, 2003, 2002 and 2001. After its assessment of the treatment, and discussions with the Company's independent auditors, Ernst & Young LLP, the Company reconsidered its previous reporting of pharmaceutical pass-through contracts, determining that net recognition of all pharmaceutical pass-through contracts is appropriate. Consequently, all such pharmaceutical pass-through contracts are now reported on a net basis and pharmaceutical performance incentives, previously recorded as reductions of operating expense, have been reclassifed to revenues. Following is a summary of selected financial data affected by the restatement of the Company's Statement of Operations for the years ended December 31, 2003, 2002 and 2001 (in thousands):

                                  December 31, 2003               December 31, 2002              December 31, 2001
                           -------------------------------- ------------------------------ ------------------------------
                           As Previously     As Restated     As Previously   As Restated     As Previously   As Restated
                              Reported                        Reported                        Reported
                           --------------- ---------------- -------------- --------------- ---------------- -------------
Net Revenues                $    113,410         93,994      $   103,452         88,313     $    97,165          86,280
Operating expenses                92,383         72,967           85,186         70,047          79,704          68,819
Total costs and expenses         108,849         89,433          101,315         86,176          95,878          84,993
Operating income                   4,561          4,561            2,137          2,137           1,287           1,287
                           --------------- ---------------- -------------- --------------- ---------------- -------------
Net income (loss)           $      4,309    $     4,309      $     1,924    $     1,924     $    (1,708)     $   (1,708)
                           =============== ================ ============== =============== ================ =============

      UNAUDITED COMBINED CONDENSED BALANCE SHEET OF I-TRAX AND CHD MERIDIAN HEALTHCARE ON A PRO FORMA BASIS AS IF THE MERGER HAD BEEN CONSUMMATED ON
 DECEMBER 31, 2003 AND THE UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS
  ON A PRO FORMA BASIS AS IF THE MERGER HAD BEEN CONSUMMATED ON JANUARY 1, 2002

General

         I-trax, Inc. entered into a merger agreement on December 26, 2003, as amended, with Meridian Occupational Healthcare Associates, Inc. and Subsidiaries (d/b/a CHD Meridian Healthcare), a privately held company and a provider of outsourced, employer-sponsored healthcare services. The merger was consummated on March 19, 2004.

         Pursuant to the merger agreement, I-trax delivered 10,000,000 shares of common stock, 400,000 shares of Series A Convertible Preferred Stock, and paid in cash, $25,508,000 to the CHD Meridian Healthcare stockholders. CHD Meridian Healthcare stockholders will also receive additional shares of I-trax common stock if CHD Meridian Healthcare's continuing operations following the closing of the merger as a subsidiary of I-trax achieve calendar 2004 milestones for earnings before interest, taxes, depreciation and amortization, or EBITDA as follows: If EBITDA exceeds $8.1 million, the number of such additional shares will be 3,473,280; the number of such shares increases proportionately up to a maximum of 3,859,200 if EBITDA exceeds $9.0 million.

         I-trax funded the cash portion of the merger consideration by selling 1,000,000 shares of Series A Convertible Preferred Stock at $25 per share, which are convertible into 10 shares of common stock at a conversion price of $2.50 per share, for gross proceeds of $25 million, and obtaining a new $20 million senior secured credit facility with a national lender. At closing date, I-trax drew down $12 million under the facility to fund a portion of the purchase price.

Pro Forma Condensed Combined Financial Statements

         The following information has been provided to aid you in your analysis of the financial aspects of the merger consummated on March 19, 2004. This information was derived from the audited consolidated financial statements of each of I-trax and CHD Meridian Healthcare for fiscal years ended 2003 and 2002 and unaudited consolidated financial statements of each of I-trax and CHD Meridian Healthcare for the three months period ended March 31, 2004. The information should be read together with the historical financial statements and related notes of I-trax and CHD Meridian Healthcare contained in this Current Report on Form 8-K.

         The unaudited pro forma adjustments are based on management's preliminary estimates of the value of the tangible and intangible assets and liabilities acquired. As a result, the actual determination of the value of the tangible and intangible assets and liabilities acquired may differ materially from those presented in these unaudited pro forma condensed combined financial statements. A change in the unaudited pro forma condensed combined balance sheet adjustments of the purchase price for the acquisition would primarily result in the reallocation affecting the value assigned to tangible and intangible assets. The income statement effect of these changes will depend on the nature and the amount of the assets or liabilities adjusted.

         The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations of I-trax that would have occurred had the purchase been consummated as of the dates indicated below in the section titled "Periods Covered." In addition, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the future financial condition or operating results of I-trax.

Accounting Treatment

         The merger is accounted for under the purchase method of accounting, with I-trax treated as the acquirer. As a result, I-trax will record the assets and liabilities of CHD Meridian Healthcare at their estimated fair values and will record as goodwill the excess of the purchase price over such estimated fair values. The unaudited pro forma condensed combined financial statements reflect preliminary estimates of the allocation of the purchase price for the acquisition that may be adjusted, including in connection with payment of any earn-out shares. As agreed among the parties, the operating results of CHD Meridian Healthcare have been combined with the results of I-trax commencing on April 1, 2004.

Periods Covered

         The following unaudited pro forma condensed combined balance sheet as of December 31, 2003 is presented as if the merger had occurred on December 31, 2003. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2003 and 2002 and the three months ended March 31, 2004 are presented as if the companies had merged as of January 1, 2002.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                          DECEMBER 31, 2003 (UNAUDITED)

                     (In thousands, except per share price.)

                                                     Meridian                               Pro Forma
                                                   Occupational                            Consolidated
                                                    Healthcare                             I-trax, Inc.
                                  I-trax, Inc.      Associates,                                 and
                                      and            Inc., and              Pro Forma      Subsidiaries
                                  Subsidiaries     Subsidiaries            Adjustments      (Unaudited)
                                  December 31,     December 31,     Adj    (Unaudited)     December 31,
                                    2003 (a)         2003 (b)       Ref.       (c)             2003
                                 --------------- ------------------------ --------------- ----------------
   Current assets

   Cash and cash equivalents          $     574       $     11,299   A        $   37,000      $     4,470
                                                                     F           (25,508)
                                                                     F            (1,169)
                                                                     C            (1,500)
                                                                     E            (9,492)
                                                                     H              (500)
                                                                     I            (5,000)
                                                                     N            (1,234)
   Accounts receivable, net                 549             17,167                                 17,716
   Other current assets                     188              2,002                                  2,190
                                 --------------- ------------------       --------------- ----------------
   Total current assets                   1,311             30,468                (7,403)          24,376
                                 --------------- ------------------       --------------- ----------------

   Investments in CHD Meridian               --                 --   F            72,977               --
                                                                     G           (72,977)
   Property, equipment and
      furniture, net                      1,515              2,880                                  4,395
   Deferred marketing costs,
      net                                   831                 --                                    831
   Deposit on intellectual
      license                               160                 --                                    160
   Deferred acquisition costs                85                 --                                     85
   Debt issuance costs                       35                 --                                     35
   Goodwill                               8,424              8,181   G            28,633           45,238
   Customer lists\relations,
      net                                   768              7,101   G            22,235           30,104
   Non-compete agreements, net              449                                                       449
   Other intangibles, net                    --                 70   G             1,030            1,100
   Other long term assets                    25                 36                                     61
                                 --------------- ------------------       --------------- ----------------

   Total assets                     $    13,603       $     48,736            $   44,495     $    106,834
                                 =============== ==================       =============== ================


                         (Continues on following page.)




                                      -27-


                                                    Meridian                                 Pro Forma
                                                   Occupational                            Consolidated
                                                    Healthcare                             I-trax, Inc.
                                  I-trax, Inc.      Associates,                                 and
                                      and            Inc., and              Pro Forma      Subsidiaries
                                  Subsidiaries     Subsidiaries            Adjustments      (Unaudited)
                                  December 31,     December 31,     Adj    (Unaudited)     December 31,
                                    2003 (a)         2003 (b)       Ref.       (c)             2003
                                 --------------- ------------------       --------------- ----------------

Current liabilities

Accounts payable                            606              5,955                                  6,561
Accrued expenses                            361              4,088   N              (156)           4,293
Due to related parties                      280                 --   N              (280)              --
Deferred revenue                            240                951                                  1,191
Other current liabilities                   115              7,586                                  7,701
                                 --------------- ------------------       --------------- ----------------

Total current liabilities                 1,602             18,580                  (436)          19,746
                                 --------------- ------------------       --------------- ----------------

Common Stock Warrants                     2,760                 --   L               350               --
                                                                     M            (3,110)
Credit lines payable, long
   term                                      --                 --   A            12,000           12,000
Promissory notes and
   debenture payable, net of
   discount                                 798                 --   N              (798)              --

Other long term liabilities                  58              2,548                                  2,606
                                 --------------- ------------------       --------------- ----------------
Total liabilities                         5,218             21,128                 8,006           34,352
                                 --------------- ------------------       --------------- ----------------




Preferred stock                              --                 --   A            25,000           30,000
                                                                     F            10,000
                                                                     I            (5,000)
Common stock and additional
   paid -in-capital                      47,290             66,923   F            36,300          106,787
                                                                     C            (1,500)
                                                                     E            (9,492)
                                                                     B            24,600
                                                                     D             2,125
                                                                     D            (2,125)
                                                                     G           (60,394)
                                                                     L              (350)
                                                                     H               300
                                                                     M             3,110
Accumulated deficit and other           (38,905)           (39,315)  G            39,315          (64,305)
                                                                     B           (24,600)
                                                                     H              (800)
                                 --------------- ------------------       --------------- ----------------

Total stockholders' equity                8,385             27,608                36,489           72,482
                                 --------------- ------------------       --------------- ----------------

Total liabilities and
   stockholder's equity             $    13,603       $     48,736            $   44,495     $    106,834
                                 =============== ==================       =============== ================


                         (Continues on following page.)

                         (Continues from previous page.)

(a) Represents historical balance sheet of I-trax, Inc. and subsidiaries as of December 31, 2003 derived from the audited consolidated financial statements included in I-trax's Annual Report on Form 10-KSB for the year ended December 31, 2004, as amended.

(b) Represents historical balance sheet of Meridian Occupational Healthcare Associates, Inc. and subsidiaries as of December 31, 2003 derived from the audited consolidated financial statements included in this Current Report on Form 8-K.

(c) The pro forma adjustments give effect to the financings of the acquisition and the acquisition of CHD Meridian Healthcare as if it were consummated as of December 31, 2003.






























             See accompanying notes to unaudited pro forma condensed combined financial information.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 2004
                                   (UNAUDITED)

                     (In thousands, except per share price.)

                                                                     Meridian                                          Pro Forma
                                                                   Occupational                                       consolidated
                                                                    Healthcare                                      I-trax, Inc. and
                                           I-trax, Inc. and    ssociates, Inc. and                                 Subsidiaries for
                                           Subsidiaries for     ubsidiaries for the              Pro Forma         the quarter ended
                                          the quarter ended    A   quarter ended       Adj.     adjustments         March 31, 2004
                                          March 31, 2004 (a)   SMarch 31, 2004 (b)     Ref.    (Unaudited) (c)         (Unaudited)
                                         --------------------- ---------------------- ------  -------------------  -----------------
Revenue                                        $        1,447         $       23,355                               $      24,802
                                         --------------------- ----------------------                              --------------

Cost and expenses:
  Cost of revenue/operating expenses                      697                 18,028                                      18,725
  General and administrative expenses                   2,021                  5,832     O                (2,770)          5,083
  Depreciation and amortization                           435                    388     J                  435            1,258
                                         --------------------- ----------------------         -------------------  --------------
Total costs and expenses                                3,153                 24,248                      (2,335)         25,066
                                         --------------------- ----------------------         -------------------  --------------

Operating (loss) income                                (1,706)                  (893)                     (2,335)           (264)
                                         --------------------- ----------------------         -------------------  --------------

Other (expenses) income:
  Interest (expense) income                              (613)                    29     K                  (180)           (764)
  Amortization of financing costs                         (35)                    --                                         (35)
  Other expenses                                         (350)                    --                                        (350)
                                         --------------------- ----------------------         -------------------  --------------
Total other expenses                                     (998)                    29                        (180)         (1,149)
                                         --------------------- ----------------------         -------------------  --------------

Net income (loss) before provision for
   income taxes                                        (2,704)                  (864)                     (2,155)         (1,413)
                                         --------------------- ----------------------         -------------------  --------------

Provision for income taxes                                 --                     --                          --               --
                                         --------------------- ----------------------         -------------------  --------------

Net income (loss)                              $       (2,704)         $        (864)             $       (2,155)  $       (1,413)
                                         ===================== ======================         ===================  ==============

Less deemed dividends applicable to
   preferred stockholders                              15,820                     --    B,F              (15,820)              --

Net Loss applicable to common
   stockholders                               $       (18,524)         $        (864)             $      (17,975)  $      (1,413)

Loss per common share:

Basic and diluted                              $        (1.20)                                                     $       (0.06)
                                         =====================                                                     ==============

Weighted average number of shares
   outstanding:                                        15,405                            F                10,000          25,405
                                         =====================                                                     ==============



                         (Continues on following page.)

                         (Continues from previous page.)

(a) Represents historical statement of operations of I-trax and subsidiaries for the quarter ended March 31, 2004 derived from the unaudited financial statements included in I-trax's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, as amended.

(b) Represents historical statement of operations of CHD Meridian Healthcare and subsidiaries for the quarter ended March 31, 2004 derived from the unaudited financial statements included in I-trax's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, as amended.

(c) The pro forma adjustments give effect to the financings of the acquisition and the acquisition of CHD Meridian Healthcare as if it were consummated on January 1, 2002.











































              See accompanying notes to unaudited pro forma condensed combined financial information.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (UNAUDITED)

                     (In thousands, except per share price.)

                                                                     Meridian                                          Pro Forma
                                                                   Occupational                                       consolidated
                                           I-trax, Inc. and         Healthcare                                     I-trax, Inc. and
                                           Subsidiaries for    Associates, Inc. and                                Subsidiaries for
                                            the year ended     Subsidiaries for the               Pro Forma          the year ended
                                          December 31, 2003     year ended December   Adj.        adjustments      December 31, 2003
                                                 (a)               31, 2003 (b)       Ref.      (Unaudited) (c)       (Unaudited)
                                         --------------------- ---------------------- ------  -------------------  -----------------
Revenue                                        $        4,189         $       93,994                               $       98,183
                                         --------------------- ----------------------                              ---------------

Cost and expenses:
  Cost of revenue/operating expenses                    1,372                 72,967                                       74,339
  General and administrative                            4,210                 15,005                                       19,215
  Depreciation and amortization                         1,702                  1,461     J                 1,740            4,903
  Impairment charge related to
   intangible assets                                      458                                                                 458
  Marketing and publicity                               1,763                     --                                        1,763
                                         --------------------- ----------------------         -------------------  ---------------
Total costs and expenses                                9,505                 89,433                       1,740          100,678
                                         --------------------- ----------------------         -------------------  ---------------

Operating (loss) income                                (5,316)                 4,561                      (1,740)          (2,495)
                                         --------------------- ----------------------         -------------------  ---------------

Other income (expenses):
  Proceeds from life insurance policy                     500                     --                                          500
  Costs in connection with terminated
   acquisition                                           (200)                    --                                         (200)
  Amortization of debt issuance and
   conversion costs                                      (337)                    --                                         (337)
  Increase in common stock warrants                      (301)                    --     L                  (350)            (651)
  Interest (expense) income and
   financing costs                                     (2,405)                    87     K                  (720)          (3,038)
                                         --------------------- ----------------------         -------------------  ---------------
Total other expenses                                   (2,743)                    87                      (1,070)          (3,726)
                                         --------------------- ----------------------         -------------------  ---------------

Net income (loss) before provision for
   income taxes                                        (8,059)                 4,648                      (2,810)          (6,221)
                                         --------------------- ----------------------         -------------------  ---------------

Provision for income taxes                                 --                    339                          --              339
                                         --------------------- ----------------------         -------------------  ---------------

Net income (loss)                              $       (8,059)        $        4,309              $       (2,810)  $       (6,560)
                                         ===================== ======================         ===================  ===============

Loss per common share:

Basic and diluted                              $        (0.74)                                                     $        (0.31)
                                         =====================                                                     ===============

Weighted average number of shares
   outstanding:                                        10,905                            F                10,000           20,905
                                         =====================                                                     ===============



                         (Continues on following page.)

                         (Continues from previous page.)

(a) Represents historical statement of operations of I-trax and subsidiaries for the year ended December 31, 2003 derived from the audited financial statements included in I-trax's Annual Report on Form 10-KSB for the year ended December 31, 2004, as amended.

(b) Represents historical statement of operations of CHD Meridian Healthcare and subsidiaries for the year ended December 31, 2003 derived from the audited financial statements included in this Current Report on Form 8-K.

(c) The pro forma adjustments give effect to the financings of the acquisition and the acquisition of CHD Meridian Healthcare as if it were consummated on January 1, 2002.




























              See accompanying notes to unaudited pro forma condensed combined financial information.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                   (UNAUDITED)

                     (In thousands, except per share price.)

                                                                 Meridian
                                                               Occupational                                       Pro Forma
                                         I-trax, Inc. and        Healthcare                                      consolidated
                                         Subsidiaries for    Associates, Inc. and            Pro Forma         I-trax, Inc. and
                                          the year ended     Subsidiaries for the           adjustments       Subsidiaries for
                                           December 31,      year ended December    Adj.    consolidated        the year ended
                                             2002 (a)            31, 2002 (b)       Ref.    (Unaudited) (c)    December 31, 2002
                                         ------------------ ---------------------- -------  ---------------- --------------------

Revenue                                       $      3,932         $       88,313                                  $      92,245
                                         ------------------ ----------------------                           --------------------

Cost and expenses:
  Cost of revenue/operating expenses                 1,229                 70,047                                         71,276
  General and administrative                         5,955                 14,275    H                  500               20,730
  Depreciation and amortization                      2,045                  1,854     J               1,740                5,639
  Marketing and publicity                              774                     --                                            774
  Research & Development                               410                     --                                            410
  Impairment charges related to
   intangible assets                                 1,648                     --                                          1,648
                                         ------------------ ----------------------          ---------------- --------------------

Total costs and expenses                            12,061                 86,176                     2,240              100,477
                                         ------------------ ----------------------          ---------------- --------------------

Operating (loss) income                             (8,129)                 2,137                    (2,240)              (8,232)
                                         ------------------ ----------------------          ---------------- --------------------

Other income (expenses):
  Amortization of debt issuance and
   conversion costs                                   (187)                    --                                           (187)
  Interest (expense) income and
   financing costs                                  (1,108)                   124    K                 (720)              (1,704)
                                         ------------------ ----------------------          ---------------- --------------------

Total other expenses                                (1,295)                   124                      (720)              (1,891)
                                         ------------------ ----------------------          ---------------- --------------------

Net income(loss) before provision for
   income taxes                                     (9,424)                 2,261                    (2,960)             (10,123)
                                         ------------------ ----------------------          ---------------- --------------------

Provision for income taxes                              --                    337                                            337
                                         ------------------ ----------------------          ---------------- --------------------

Net Income (loss)                                   (9,424)                 1,924                    (2,960)             (10,460)

Less: dividends applicable to preferred
   stockholders                                         --                     --   B, F             15,820               15,820
                                         ------------------ ----------------------          ---------------- --------------------

Net income (loss) applicable to common
   stock                                      $     (9,424)        $        1,924              $    (18,780)      $      (26,280)
                                         ================== ======================          ================ ====================

Loss per common share:

Basic and diluted                             $      (1.04)                                                        $       (1.38)
                                         ==================                                                  ====================

Weighted average number of shares
   outstanding:                                      9,097                           F               10,000               19,097
                                         ==================                                                  ====================




                         (Continues on following page.)

                         (Continues from previous page.)



(a) Represents historical statement of operations of I-trax and subsidiaries for the year ended December 31, 2002 derived from the audited financial statements included in I-trax's Annual Report on Form 10-KSB for the year ended December 31, 2004, as amended.

(b) Represents historical statement of operations of CHD Meridian Healthcare and subsidiaries for the year ended December 31, 2002 derived from the audited financial statements included in this Current Report on From 8-K.

(c) The pro forma adjustments give effect to the financings of the acquisition and the acquisition of CHD Meridian Healthcare as if it were consummated on January 1, 2002.








































              See accompanying notes to unaudited pro forma condensed combined financial information.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The pro forma adjustments to the condensed combined balance sheet below give effect to the financing of the CHD Meridian Healthcare acquisition and the acquisition of CHD Meridian Healthcare as if they were both consummated as of December 31, 2003. The pro forma adjustments to the condensed combined statements of operations below give effect to the financing of the CHD Meridian Healthcare acquisition and the acquisition of CHD Meridian Healthcare as if they were both consummated as of January 1, 2002.

A. To give effect to the receipt of $37,000 of cash comprised of a $12,000 draw down under a senior credit facility and $25,000 from the issuance of 1,000,000 shares of I-trax's Series A Convertible Preferred Stock at $25 per share. Each share of Series A Convertible Preferred Stock is convertible into 10 shares of I-trax common stock at $2.50 per share.

B. In connection with the issuance of Series A Convertible Preferred Stock, I-trax reported $11,300 as a deemed dividend to preferred stockholders, representing the value of the beneficial conversion value for the underlying common stock. The beneficial conversion value is the benefit realized by the preferred stockholder and is treated as a dividend for purpose of computing earnings per share. The dividend is computed by multiplying the difference between the average closing price for the underlying common stock for the three days prior and three days after the announcement of the merger ($3.63 per share), and the conversion price ($2.50 per share) by the number of shares of common stock into which the preferred is convertible (10,000,000 shares).

C. To give effect to the placement agent commission fees associated with the sale of $25,000 of Series A Convertible Preferred Stock computed at 6% of the gross proceeds or $1,500 in cash.

D. To give effect to the additional placement agent commission fees associated with the sale of $25,000 of Series A Convertible Preferred Stock. The consideration consists of warrants to purchase 500,000 shares of common stock at $2.50 per share. Based on the Black-Scholes model, I-trax has valued such warrants at $2,125.

E. To give effect to CHD Meridian Healthcare's redeeming approximately $9,492 of common stock and options from its current stockholders and option holders.

F. To give effect to the acquisition of CHD Meridian Healthcare estimated at $72,977 as of March 19, 2004. The pro forma adjustment gives effect to the following items: (1) disbursement of the cash portion of the acquisition in the amount of $25,508, as adjusted for the redemption of CHD Meridian Healthcare common stock and options, and for a minimum cash balance requirement as per the merger agreement; (2) estimated disbursements in connection with the costs of the transaction amounting to $1,169; (3) issuance of 10,000,000 shares of I-trax common stock valued at $3.63 per share, or $36,300; and (4) issuance of 400,000 shares of Series A Convertible Preferred Stock at $25 per share or $10,000, convertible into 4,000,000 shares of I-trax common stock. In connection with the issuance of the 400,000 shares of Series A Convertible Preferred Stock, I-trax reported $4,520 as a deemed dividend to the preferred stockholders, representing the beneficial conversion value for the underlying common stock. The beneficial conversion value is the benefit realized by the preferred stockholder and is treated as a dividend for purpose of computing earnings per share. The dividend is computed by multiplying the difference between the average closing price for the underlying common stock for the three days prior and three days after the announcement of the merger ($3.63 per share), and the conversion price ($2.50 per share) by the number of shares of common stock into which the preferred is convertible (4,000,000 shares).

G. To give effect to the consolidation and the elimination of CHD Meridian Healthcare's equity and preliminarily to allocate the purchase price over the estimated fair values of the assets and liabilities acquired with the excess assigned to goodwill.

H. To give effect to a $500 cash bonus pool approved by the compensation committee of the board of directors of I-trax for employees assisting with the merger.

I. To give effect to the redemption of 200,000 shares of Series A Convertible Preferred Stock following the merger from certain CHD Meridian Healthcare stockholders.

J. To give effect to the amortization expense for the respective periods utilizing an estimated amortizable life of fifteen years as it relates to customer lists/relations acquired and four years as it relates to other intangibles.

K. To give effect to the interest expense associated with the draw down of $12,000 under the credit facility, which has been utilized to fund a portion of the acquisition price as discussed in Note A above.

L. To give effect to the increase in common stock warrants from January 1, 2003 to February 17, 2004 (the effective date of the registration statement) as required by EITF 00-19.

M. To give effect to the reclassification of the common stock warrant liability into equity on February 14, 2004.

N. To give effect to the repayments of obligations subsequent to the year-end and as part of the merger transaction.

O.       To give effect to the transaction costs expensed during the period.